Exhibit 99.1

Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE FOURTH QUARTER AND FISCAL 2011

Union City, California – April 28, 2011 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter and fiscal year ended March 31, 2011.

Record quarterly and fiscal 2011 highlights include:
•	Revenues of $37.5 million, up 12% over last year’s comparable quarter, and $143.7 million for fiscal 2011, up 15% year-over-year.
•	North America revenues of $30.6 million, up 11% over last year’s comparable quarter, and $118.0 million for fiscal 2011, up 16% year-over-year.
•	Veterinary market sales of $28.7 million, up 15% over last year’s comparable quarter, and $108.4 million for fiscal 2011, up 17% year-over-year.
•	Total medical and veterinary reagent disc sales of $22.5 million, up 18% over last year’s comparable quarter, and $81.4 million for fiscal 2011, up 13% year-over-year.
•	Total medical and veterinary reagent disc sales of 1.8 million units, up 15% over last year’s comparable quarter, and 6.4 million units for fiscal 2011, up 12% year-over-year.
Other quarterly highlights include:
•	Medical market sales of $7.6 million, up 10% over last year’s comparable quarter, and $29.0 million for fiscal 2011, up 20% year-over-year.
•	Total medical and veterinary instrument sales of $7.8 million, up 5% over last year’s comparable quarter, and $32.1 million for fiscal 2011, up 11% year-over-year.
•	Total medical and veterinary instrument sales of 1,074 units, up 1% over last year’s comparable quarter, and 4,348 units for fiscal 2011, up 8% year-over-year.
•	Cash, cash equivalents and investments as of March 31, 2011 of $105.7 million, compared to $96.5 million as of March 31, 2010.

Quarterly Results:  For the fiscal quarter ended March 31, 2011, Abaxis reported revenues of $37.5 million, as compared with revenues of $33.7 million for the comparable period last year, an increase of 12 percent.  Revenues from instrument sales, which include chemistry analyzers, hematology instruments, VSpro coagulation and specialty analyzers and i-STAT analyzers, increased by an aggregate of $340,000, or 5 percent, over the same period last year.  Total medical and veterinary instrument sales were 1,074 units, up 1 percent over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, VSpro coagulation and specialty cartridges, i-STAT cartridges and heartworm rapid tests, increased by an aggregate of $4.0 million, or 17 percent, over the same period last year.  Abaxis reported net income of $3.4 million for the fiscal quarter ended March 31, 2011, compared to $2.6 million for the same period last year.  Abaxis’ effective tax rate in the fourth quarter of both fiscal 2010 and 2011 was 41 percent.  Abaxis reported diluted net income per share of $0.15 (calculated based on 23,013,000 shares) for the three-month period ended March 31, 2011, compared to $0.12 per share (calculated based on 22,725,000 shares) for the same period last year.

Fiscal 2011 Results:  For the fiscal year ended March 31, 2011, Abaxis reported revenues of $143.7 million, as compared with revenues of $124.6 million for the prior year, an increase of 15 percent.  Revenues from instrument sales increased by an aggregate of $3.3 million, or 11 percent, over the prior year.  Total medical and veterinary instrument sales were 4,348 units, up 8 percent over the prior year.  Revenues from consumables increased by an aggregate of $17.1 million, or 20 percent, over the prior year.  Abaxis reported net income of $14.5 million, compared to $13.0 million for the prior year.  Abaxis’ effective tax rate in the fiscal year ended March 31, 2011, was 38 percent, compared to 39 percent for the prior year.  Abaxis reported diluted net income per share of $0.64 (calculated based on 22,858,000 shares) for fiscal 2011, compared to $0.58 per share (calculated based on 22,606,000 shares) for fiscal 2010.

Other Reported Information:  Total sales in the medical market for the fourth quarter of fiscal 2011 were $7.6 million, an increase of 10 percent compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the fourth quarter of fiscal 2011 were $7.0 million, an increase of 11 percent compared to the same period last year.  Total sales in the veterinary market for the fourth quarter of fiscal 2011 were $28.7 million, an increase of 15 percent compared to the same period last year.  Veterinary reagent disc sales for the fourth quarter of fiscal 2011 were $17.1 million, an increase of 22 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the fourth quarter of fiscal 2011 was $1.3 million, compared to $1.6 million for the same period last year.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “The results of the fourth quarter were robust, closing out fiscal 2011 as the strongest year in the history of the company.  For the fourth quarter of fiscal 2011, we achieved total revenue growth of 12% and net income growth of 28% compared to the same period last year.  Driving those results were solid double-digit growth, and record sales, in North America and the veterinary market and in total reagent disc sales.  We had strong and consistent revenue growth in each of the four quarters of the fiscal year 2011.  For the fiscal year 2011, medical market sales increased 20% and veterinary market sales were up 17% year-over-year.  Coupled with strong operational and financial performance throughout the year across all our major product lines, we closed fiscal year 2011 on a very positive note setting the stage for the coming year.”

Mr. Severson continued, “Looking ahead, we are making a strategic investment in developing our centralized veterinary laboratory operation in conjunction with Kansas State University.  We believe that this will enable us to successfully leverage the Abaxis brand and the reputation of Kansas State University with veterinarians across the country as the centralized laboratory of choice to achieve consistent and definitive testing services that will help them to improve outcomes within their patient populations.  We also believe this is a model that will set the stage for further expansion in the years to come.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, April 28, 2011.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 450287, through May 3, 2011.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenues	$37,540	$33,665	$143,676	$124,557
Cost of revenues	17,091	14,845	63,884	52,435
Gross profit	20,449	18,820	79,792	72,122
Operating expenses:
Research and development	2,652	2,686	11,973	10,688
Sales and marketing	9,135	8,710	34,384	30,138
General and administrative	3,367	2,782	10,963	10,521
Total operating expenses	15,154	14,178	57,320	51,347
Income from operations	5,295	4,642	22,472	20,775
Interest and other income (expense), net	401	(165)	1,099	630
Income before income tax provision	5,696	4,477	23,571	21,405
Income tax provision	2,323	1,837	9,034	8,382
Net income	$3,373	$2,640	$14,537	$13,023
Net income per share:
Basic net income per share	$0.15	$0.12	$0.65	$0.59
Diluted net income per share	$0.15	$0.12	$0.64	$0.58

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,537	22,081	22,365	22,021
Weighted average common shares outstanding - diluted	23,013	22,725	22,858	22,606

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	March 31,	March 31,
	2011	2010

Current assets:
Cash and cash equivalents	$43,471	$27,857
Short-term investments	25,981	32,343
Receivables, net	27,880	23,714
Inventories	19,814	19,067
Prepaid expenses and other current assets	3,496	1,588
Net deferred tax assets, current	3,422	3,773
Total current assets	124,064	108,342
Long-term investments	36,237	36,319
Investment in unconsolidated affiliate	2,769	-
Property and equipment, net	19,637	15,544
Intangible assets, net	4,216	4,600
Net deferred tax assets, non-current	1,203	2,935
Other assets	134	76
Total assets	$188,260	$167,816

Current liabilities:
Accounts payable	$6,173	$9,404
Accrued payroll and related expenses	6,129	5,615
Accrued taxes	559	400
Other accrued liabilities	1,677	1,256
Deferred revenue	953	1,157
Warranty reserve	1,031	1,183
Total current liabilities	16,522	19,015

Non-current liabilities:
Deferred rent	416	163
Deferred revenue	1,737	1,359
Warranty reserve	191	160
Notes payable, less current portion	746	-
Total non-current liabilities	3,090	1,682

Shareholders' equity:
Common stock	132,042	125,050
Retained earnings	36,606	22,069
Total shareholders' equity	168,648	147,119
Total liabilities and shareholders' equity	$188,260	$167,816

Operating Income Per Share
(In thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,537	22,081	22,365	22,021
Weighted average common shares outstanding - diluted	23,013	22,725	22,858	22,606

Operating income per share - basic	$0.23	$0.21	$1.00	$0.94
Operating income per share - diluted	$0.23	$0.20	$0.98	$0.92

Revenues by Geographic Region
(In thousands)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
North America	$30,607	$27,599	$117,992	$101,391
International	6,933	6,066	25,684	23,166
Total revenues	$37,540	$33,665	$143,676	$124,557

Revenues by Customer Group
(In thousands)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Medical Market	$7,567	$6,896	$28,988	$24,176
Veterinary Market	28,650	25,015	108,400	92,411
Other	1,323	1,754	6,288	7,970
Total revenues	$37,540	$33,665	$143,676	$124,557